United States
                       Securities and Exchange Commission
                              Washington, DC 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)



                           HOWMET INTERNATIONAL, INC.
                           --------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                   0004432081
                                 --------------
                                 (CUSIP Number)

--------------------                                           -----------------
CUSIP No. 0004432081                  13G                      Page 1 of 9
--------------------                                           -----------------

1.       Name of Reporting Person:
         TCG Holdings, L.L.C.

         IRS Identification Number of Above Person:
         54-1686011

2.       Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                       (b) [X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                   0

6.       Shared Voting Power                                                 0

7.       Sole Dispositive Power                                              0

8.       Shared Dispositive Power                                            0

9.       Aggregate Amount Beneficially Owned by Each Reporting
         Person:                                                             0

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain
         Shares                                                            [ ]

11.      Percent of Class Represented by Amount in Row 9                     0%

12.      Type of Reporting Person
         OO (Limited Liability Company)

--------------------                                           -----------------
CUSIP No. 0004432081                  13G                      Page 2 of 9
--------------------                                           -----------------


1.       Name of Reporting Person:
         TC Group, L.L.C.

         IRS Identification Number of Above Person:
         54-1686957

2.       Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                       (b) [X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                   0

6.       Shared Voting Power                                                 0

7.       Sole Dispositive Power                                              0

8.       Shared Dispositive Power                                            0

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:       0

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain
         Shares                                                            [ ]

11.      Percent of Class Represented by Amount in Row 9                     0%

12.      Type of Reporting Person
         OO (Limited Liability Company)

--------------------                                           -----------------
CUSIP No. 0004432081                  13G                      Page 3 of 9
--------------------                                           -----------------


1.       Name of Reporting Person:
         Carlyle Partners II, L.P.

         IRS Identification Number of Above Person:
         51-1357731

2.       Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                       (b) [X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                   0

6.       Shared Voting Power                                                 0

7.       Sole Dispositive Power                                              0

8.       Shared Dispositive Power                                            0

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:       0

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain
         Shares                                                            [ ]

11.      Percent of Class Represented by Amount in Row 9                     0%

12.      Type of Reporting Person
         PN

--------------------                                           -----------------
CUSIP No. 0004432081                  13G                      Page 4 of 9
--------------------                                           -----------------


1.       Name of Reporting Person:
         Carlyle Partners III, L.P.

         IRS Identification Number of Above Person:
         51-0369721

2.       Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                       (b) [X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                   0

6.       Shared Voting Power                                                 0

7.       Sole Dispositive Power                                              0

8.       Shared Dispositive Power                                            0

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:       0

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain
         Shares                                                            [ ]

11.      Percent of Class Represented by Amount in Row 9                     0%

12.      Type of Reporting Person
         PN

--------------------                                           -----------------
CUSIP No. 0004432081                  13G                      Page 5 of 9
--------------------                                           -----------------


1.       Name of Reporting Person:
         Carlyle-Blade Acquisition Partners, L.P.

         IRS Identification Number of Above Person:

2.       Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                       (b) [X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                   0

6.       Shared Voting Power                                                 0

7.       Sole Dispositive Power                                              0

8.       Shared Dispositive Power                                            0

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:       0

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain
         Shares                                                            [ ]

11.      Percent of Class Represented by Amount in Row 9                     0%

12.      Type of Reporting Person
         PN

--------------------                                           -----------------
CUSIP No. 0004432081                  13G                      Page 6 of 9
--------------------                                           -----------------


                                  SCHEDULE 13G

Item 1(a).        Name of Issuer
                  Howmet International, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices
                  475 Steamboat Road
                  Greenwich, Connecticut  06830

Item 2(a).        Name of Person Filing
                  TCG Holdings, L.L.C.
                  TC Group, L.L.C.
                  Carlyle Partners II, L.P.
                  Carlyle Partners III, L.P.
                  Carlyle-Blade Acquisition Partners, L.P.

Item 2(b).        Address of Principal Business Office
                  c/o The Carlyle Group
                  1001 Pennsylvania Ave. N.W.
                  Suite 220 South
                  Washington, D.C.  20004

Item 2(c).        Citizenship
                  TCG Holdings, L.L.C. - Delaware
                  TC Group, L.L.C. - Delaware
                  Carlyle Partners II, L.P. - Delaware
                  Carlyle Partners III, L.P. - Delaware
                  Carlyle-Blade Acquisition Partners, L.P. - Delaware

Item 2(d).        Title of Class of Securities
                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number
                  0004432081

Item 3.           Not applicable.



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--------------------                                           -----------------
CUSIP No. 0004432081                  13G                      Page 7 of 9
--------------------                                           -----------------


Item 4.  Ownership

----------------------------------------------------------------------------------------------------------------------
                                                                                                        Shared power
                                                                                        Sole power to    to dispose
                                  Amount                  Sole Power    Shared Power    dispose or to    or to direct
                               Beneficially   Percent      to Direct   to Direct the      direct the         the
      Reporting Person             Owned      of Class     the Vote         Vote        disposition of  disposition of
----------------------------------------------------------------------------------------------------------------------
TCG Holdings, L.L.C.                 0           0%            0              0               0               0
----------------------------------------------------------------------------------------------------------------------
TC Group, L.L.C.                     0           0%            0              0               0               0
----------------------------------------------------------------------------------------------------------------------
Carlyle Partners II, L.P.            0           0%            0              0               0               0
----------------------------------------------------------------------------------------------------------------------
Carlyle Partners III, L.P.           0           0%            0              0               0               0
----------------------------------------------------------------------------------------------------------------------
Carlyle-Blade Acquisition            0           0%            0              0               0               0
   Partners, L.P.
----------------------------------------------------------------------------------------------------------------------

         Carlyle Partners II, L.P., a Delaware limited partnership ("Carlyle II") and Carlyle Partners III, L.P., a Delaware limited partnership ("Carlyle III") are the general partners of Carlyle-Blade Acquisition Partners, L.P., a Delaware limited partnership ("CBAP"). TC Group, L.L.C., a Delaware limited liability company ("TC Group") is the sole general partner of each of Carlyle II and Carlyle III. TCG Holdings, L.L.C., a Delaware limited liability company ("TCG Holdings"), is the sole managing member of TC Group.

Item 5.  Ownership of Five Percent or Less of a Class
         If this statement has been filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:
         Not applicable.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company
         Not applicable.

Item 8:  Identification and Classification of Members of the Group.
         Not applicable.

Item 9:  Notice of Dissolution of Group
         Not applicable.

Item 10: Certification
         Not applicable.

--------------------                                           -----------------
CUSIP No. 0004432081                  13G                      Page 8 of 9
--------------------                                           -----------------


                                    Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date              February 17, 1999
                                             TCG HOLDINGS, L.L.C.

                                             By:     /s/ Allan M. Holt
                                                     -----------------
                                             Name:   Allan M. Holt
                                             Title:  Managing Director



                                             TC GROUP, L.L.C.

                                             By:     TCG Holdings, L.L.C., its
                                                     Managing Member

                                             By:     /s/ Allan M. Holt
                                                     -----------------
                                             Name:   Allan M. Holt
                                             Title:  Managing Director

--------------------                                           -----------------
CUSIP No. 0004432081                  13G                      Page 9 of 9
--------------------                                           -----------------




                                             CARLYLE PARTNERS II, L.P.

                                             By:     TC Group, L.L.C., its
                                                     General Partner

                                                     By:  TCG Holdings, L.L.C.,
                                                          its Managing Member

                                             By:     /s/ Allan M. Holt
                                                     -----------------
                                             Name:   Allan M. Holt
                                             Title:  Managing Director


                                             CARLYLE PARTNERS III L.P.

                                             By:     TC Group, L.L.C., its
                                                     General Partner

                                                     By:  TCG Holdings, L.L.C.,
                                                          its Managing Member

                                             By:     /s/ Allan M. Holt
                                                     -----------------
                                             Name:   Allan M. Holt
                                             Title:  Managing Director


                                             CARLYLE-BLADE ACQUISITION PARTNERS,
                                             L.P.

                                             By:     Carlyle Partners II, L.P.,
                                                     its General Partner

                                                     By:  TC Group, L.L.C., its
                                                          General Partner

                                                          By:  TCG Holdings,
                                                               L.L.C., its
                                                               Managing Member

                                                     By:      /s/ Allan M. Holt
                                                              -----------------
                                                     Name:    Allan M. Holt
                                                     Title:   Managing Director